Exhibit 10.1
Asset Purchase Agreement
(July 24, 2008)
AMONG
Handleman Company of Canada Limited,
(“Seller”),
Handleman Company
(“Seller Parent”)
and
Anderson Merchandisers-Canada, Inc.
(“Purchaser”)
and
Anderson Merchandisers, L.P.
(“Merchandisers”)

-i-

ASSET PURCHASE AGREEMENT

1.		AGREEMENT TO PURCHASE AND SELL	1

	1.1.	Purchase	1
	1.2.	Excluded Assets	2
	1.3.	Assumed Obligations	2
	1.4.	Excluded Obligations	3

2.		PURCHASE PRICE AND PAYMENTS	3

	2.1.	Purchase Price	3
	2.2.	Allocation of Purchase Price	3
	2.3.	Payment and Hold Back	4
	2.4.	Adjustments	4
	2.5.	Closing	4

3.		ADDITIONAL PROVISIONS	5

	3.1.	Employees	5
	3.2.	Accounts Receivable	5
	3.3.	Transition Services	5
	3.4.	Third Party Consents	6
	3.5.	Governmental Approvals	6
	3.6.	Bulk Sales Act	7
	3.7.	GST	7
	3.8.	Income Tax Election	8

4.		REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT	8

	4.1.	Status of Seller and Seller Parent	8
	4.2.	Authority	8
	4.3.	Title to Purchased Assets	8
	4.4.	Litigation	9
	4.5.	Insolvency Proceedings	9
	4.6.	No Violation or Breach	9
	4.7.	Broker’s or Finder’s Fees	9
	4.8.	Taxes	9
	4.9.	Competition Act	10
	4.10.	Canadian Seller	11
	4.11.	Financial Statements	11
	4.12.	Subsequent Events	11
	4.13.	Undisclosed Liabilities	12
	4.14.	Leased Real Property	12
	4.15.	Tangible Assets	13
	4.16.	Inventories	13
	4.17.	Contracts	13

	4.18.	Insurance	14
	4.19.	Employees	14
	4.20.	Pension and benefits	15
	4.21.	Customers and Suppliers	17

5.		REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERCHANDISERS	17

	5.1.	Status of Purchaser	17
	5.2.	Authority	17
	5.3.	Investment Evaluation	17
	5.4.	Litigation	17
	5.5.	Broker’s or Finder’s Fees	17
	5.6.	Competition Act	18
	5.7.	Goods and Services Tax and Harmonized Sales Tax Registration	18

6.		CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AT CLOSING	18

	6.1.	Accuracy of Representations and Warranties	18
	6.2.	Seller’s Performance	18
	6.3.	No Proceedings	18
	6.4.	Closing Deliveries	19
	6.5.	Bulk Sales and Retail Sales Tax Compliance	19
	6.6.	WSIB Certificate	19

7.		CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT CLOSING	20

	7.1.	Accuracy of Representations and Warranties	20
	7.2.	Closing Deliveries	20

8.		TERMINATION	20

9.		INDEMNIFICATION	20

	9.1.	By the Seller Parties	20
	9.2.	By the Purchaser Parties	21
	9.3.	Procedure for Claims	22
	9.4.	Claims Period	23
	9.5.	Third Party Claims	23
	9.6.	Supplier/Creditor Claims	23
	9.7.	Hold Back	24

10.		CONFIDENTIALITY	24

11.		NOTICES	25

12.		EXHIBITS	25

13.	MISCELLANEOUS	25

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made effective as of July      , 2008 (the “Effective Date”) by and between Handleman Company of Canada Limited (“Seller” or “HDL-CND”), an Ontario corporation, with offices at Unit #1 60 Leek Crescent, Richmond Hill, Ontario, Canada, L4B 1H1; Handleman Company, a Michigan corporation (“HDL” or “Seller Parent”), with offices at 500 Kirts Boulevard, Troy, MI 48084 which indirectly owns all of the issued and outstanding capital stock of Seller; Anderson Merchandisers—Canada, Inc., a Delaware corporation (“Purchaser”), with offices at 421 S.E. 34th Avenue, Amarillo, TX 79103, and Anderson Merchandisers, L.P., a Texas limited partnership (“Merchandisers”), with offices at 421 S.E. 34th Avenue, Amarillo, TX 79103, an affiliate of Purchaser.
RECITALS
     The following is a recital of facts underlying this Agreement:
          A. A portion of HDL’s business (the “US WMS Business”) consisted of distribution of certain music product to Wal-Mart stores in the United States. HDL sold certain assets related to the US WMS Business to Merchandisers pursuant to an Asset Purchase Agreement (WMS Related Assets) dated as of June 2, 2008.
          B. Seller’s business (the “Business”) is distribution of music products in Canada, including distribution of products to Wal-Mart Stores in Canada.
          C. Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller used in the Business, on the terms and conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. Agreement to Purchase and Sell.
     1.1. Purchase.
     At the Closing, Purchaser shall purchase and Seller shall sell and transfer all of Seller’s right, title and interest in and to substantially all of the assets of Seller used in the Business (the “Purchased Assets”) as follows (but excluding the Excluded Assets):
          (a) all merchandise inventory (the “Inventory”);
          (b) the real property leased pursuant to the lease for the premises located at Unit #1, 60 Leek Crescent, Richmond Hill, Ontario (the “Lease”), including rights to leasehold improvements (if any);
          (c) any and all office furniture, computers, and any and all other machinery and equipment, warehouse racking and other distribution equipment, including but not limited to forklifts, pallet jacks, conveyors, turntables and carts, spare parts and all other tangible properties, wherever located (collectively the “Equipment”) owned by Seller or leased pursuant to the equipment leases (including the employee fleet vehicle leases) (“Equipment Leases”) listed in Exhibit 1.1(e), together with computer software licensed by Seller for use with the Equipment;
          (d) retail store display fixtures, whether located in stores or in storage;
          (e) customer contracts, supply contracts and other contracts relating to the Business listed in Exhibit 1.1(e) (the “Contracts”); and
          (f) all telephone numbers, post office boxes, customer records, vendor records, such warranties on the Equipment as exist as of the Closing Date, all licenses, permits and other governmental authorizations necessary or desirable for the conduct of the Business to the extent the same are transferable (the “Intangibles”).
     1.2. Excluded Assets.
     Notwithstanding Section 1.1, Seller’s right, title and interest in and to the following assets are specifically excluded from the Purchased Assets (collectively, the “Excluded Assets”):
          (a) all cash and cash equivalents;
          (b) customer accounts receivable, gross amounts arising from customer and supplier discounts and rebates, and other customer- or supplier-related receivables arising prior to the Closing;
          (c) deferred taxes and claims for tax refunds;
          (d) intercompany investments in and loans to and other receivables from Seller Parent and other entities owned or controlled directly or indirectly, in whole or in part, by Seller Parent;
          (e) assets relating to any Benefit Plans (defined in Section 4.20);
          (f) the field sales handheld equipment listed in Exhibit 1.2(F); and
          (g) any Contracts and other assets that would otherwise constitute Purchased Assets if and to the extent that Seller is unable after reasonable commercial effort to obtain a required consent or is otherwise prohibited from transferring its rights in such Purchased Assets.
     1.3. Assumed Obligations.
     As of the Closing, Purchaser shall assume Seller’s obligations and liabilities arising after the Closing with respect to the Lease, the Equipment Leases, and the Contracts, including but not limited to any obligations to ship products to Seller’s customers after the Closing Date and the obligation to accept returns of products from Seller’s customers following the Closing which obligation shall be represented by the amount reflected on Seller’s books and records as Future Return Reserve as of the Closing (the “Assumed Obligations”).

     1.4. Excluded Obligations.
     Except for the Assumed Obligations set forth in Section 1.3 above, Buyer shall not assume and shall in no event be liable for any liabilities, debt or obligations of Seller, whether accrued, absolute, matured, known or unknown, liquidated or unliquidated, contingent or otherwise (the “Excluded Obligations”), including without limitation:
     (a) Any liabilities of Seller for federal, provincial, local or foreign Taxes (as defined in Section 4.8 below);
     (b) Any indebtedness or other obligation to Seller Parent or its affiliates, including without limitation, loans, advances, tax sharing agreement obligations, and intercompany accounts;
     (c) Any severance liabilities in favor of the employees of Seller arising prior to the Closing;
     (d) Any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter;
     (e) Any liabilities resulting from, arising out of, or relating to any Benefit Plans or Statutory Plans (defined in Section 4.20 below); and
     (f) Any liabilities and obligations relating to the Excluded Assets.
2. Purchase Price and Payments.
     2.1. Purchase Price.
     In consideration for acquisition of the Purchased Assets (the “Purchase Price”), Purchaser shall pay to Seller, subject to the adjustment thereto set out in Section 2.5, the following: (a) One Million Dollars US (US$1,000,000.00) plus (b) the Net Book Value of the Purchased Assets as set forth on Exhibit 2.1. In determining the Net Book Value, the Seller shall update the values set out on Exhibit 2.1 in accordance with Section 12(b). In determining the Net Book Value of Inventory as of the Closing at the Closing Date, the parties shall take a physical inventory, in accordance with the physical inventory procedures set out in Exhibit 3.3, immediately prior to Closing, and the amount set forth on the Exhibit at the Closing shall be the amount agreed to by the parties following such physical inventory, as adjusted for receipts and shipments after the taking of the inventory.
     2.2. Allocation of Purchase Price.
     The Purchase Price shall be allocated in the manner set forth on Exhibit 2.2. The parties agree to be bound by such allocation for all federal, provincial, and local income tax purposes.

     2.3. Payment and Hold Back.
          (a) Purchase Price Payment. On the Closing Date, Purchaser shall pay to Seller an amount equal to the Purchase Price minus (i) the book value as shown on the Seller’s accounting records as of the Closing Date of all Assumed Obligations which pursuant to generally accepted accounting principles are required to be reflected as liabilities on such accounting records, minus (ii) the amount required to make immediate payment of the Creditor Claims (as defined in Section 3.6(b)(i)) and minus (iii) the Hold Back (defined in Section 2.3(c) below), in immediately available funds (the “Closing Payment”). The balance of the Purchase Price, as adjusted, shall be paid from the Hold Back in accordance with Section 9.3.
          (b) Gross Closing Payment. Seller shall use its best efforts to ensure that, as of the Closing Date, the aggregate amount of the Creditor Claims (as defined in Section 3.6(b)(i)) to be paid by Purchaser (the “Aggregate Creditor Claims Amount”) shall not exceed the amount of the Closing Payment before deducting the Aggregate Creditor Claims Amount (the “Gross Closing Payment”). If the Aggregate Creditor Claims Amount does exceed the Gross Closing Payment, then the Seller shall, on Closing, pay to the Purchaser an amount equal to the Aggregate Creditor Claims Amount minus the Gross Closing Payment for the purpose of paying the Creditor Claims and Purchaser agrees that it shall use such amount solely to pay Creditor Claims in accordance with Section 3.6(b).
          (c) Hold Back A portion of the Purchase Price in the amount of Seven Hundred and Fifty Thousand Dollars (US$750,000) (the “Hold Back”) shall be retained by Purchaser pending the final settlement of all Claims and liabilities of the Business and shall be paid in accordance with Section 9.7.
     2.4. Adjustments.
     At the Closing, the following shall be adjusted and, to the extent practicable, all such adjustments shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable after the Closing:
          (a) Prepaid Amounts. Purchaser shall pay to the Seller all prepaid amounts paid by the Seller under the Lease (including, without limitation, rental (including prepaid rent and security deposits), common area maintenance charges, utilities charges and business taxes) relating to periods after the Closing Date. Purchaser shall pay to the Seller all other prepaid amounts which Purchaser elects to acquire or from which Purchaser will realize value following the Closing Date. All prepaid amounts to be paid to the Seller by Purchaser shall be determined based on the unamortized portion of the prepayment.
          (b) Transfer Fees; Sales Taxes. Purchaser and Seller shall each pay 50% of all transfer fees and applicable sales taxes (other than as provided in Section 3.7 and excluding any portion of such sales taxes that is recoverable or refundable), if any, arising under or on account of the purchase and sale of the Purchased Assets.

     2.5. Closing.
     The closing of the transaction herein contemplated (the “Closing”) shall be held at the offices of Seller Parent, on a date specified by Seller and Purchaser, which date shall be no later than the tenth business day following the satisfaction or waiver of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions), or at such other date and place as may be mutually agreed by the Parties (the “Closing Date”). At the Closing, the parties will execute and deliver the closing documents set forth in Sections 6 and 7. If the Closing Date occurs after September 2, 2008, provided that (i) any delay in Closing beyond September 2, 2008 is not the result of a default by Purchaser or Merchandisers hereunder, and (ii) all of the closing conditions are satisfied or waived at the Closing:
          (a) The Closing of the transactions herein contemplated shall be deemed to have occurred, solely with respect to the benefit of the net profit (loss) generated from the Purchased Assets, effective as of the opening of business of September 1, 2008 (the “Effective Date”), and the Purchase Price shall be reduced (increased) by the amount of after tax net profit (loss) realized by Seller in respect of the Business during the period from the Effective Date to the Closing Date, which net profit (loss) shall be retained by Seller, and the Closing Payment shall earn interest for the account of the Seller from the Effective Date to the Closing Date (the “Interim Period”) at the rate set forth in Section 9.7(c). The net profit (loss) shall be determined in accordance with GAAP and on a basis consistent with the Financial Statements by the Seller, with the reasonable input of the Purchaser, in a manner consistent with the Seller’s past practice. In calculating the after tax earnings of the Business for the Interim Period or, if applicable, the net loss of the Business for the Interim Period for the purposes of Section 2.5, “net profit or “net loss” shall mean gross profit from net shipping activity of the Business, less operating expenses of the Business on a fully absorbed basis (including customary allocations of home office expenses), but excluding any write downs, account reconciliation adjustments, and other balance sheet adjustments.
3. Additional Provisions.
     3.1. Employees.
          (a) Purchaser shall offer employment to all of Seller’s employees effective as of the Closing Date at the same hourly rate of pay or periodic salary; the same vacation, sick leave, holiday policies; prior service credit for all service with the Seller for purposes of determining eligibility and vesting for all benefits; a defined contribution retirement plan with the same employer contribution and employer matching provisions as the Seller’s existing defined contribution plan, and health, dental and life insurance benefits substantially similar to the Seller’s existing Benefit Plans.
          (b) Seller shall be responsible for all liabilities including notice of termination, termination pay, severance pay and other obligations to the employees who do not accept employment with the Purchaser, whether under contract, common law, statute or otherwise, and Seller and Seller Parent, jointly and severally, shall indemnify and save the Purchaser harmless in respect of all such obligations.

          (c) All employees who accept the Purchaser’s offer of employment (the “Transferred Employees”) shall cease to participate in and accrue benefits under the Seller’s Benefit Plans on the Closing Date.
          (d) The Purchaser shall have no liability for any Claim Incurred (as defined below) prior to the Closing Date by the employees in respect of the Benefit Plans, and the Seller shall remain responsible for all such Claims Incurred.
     3.2. Accounts Receivable.
     All accounts receivable for transactions occurring on or before the Closing Date shall remain the property of Seller irrespective of any payment for it to Purchaser. If Purchaser receives payment for any of Seller’s accounts receivable existing as of the Closing Date, Purchaser shall promptly forward payment directly to Seller. If Seller receives payment for any accounts receivable for Purchaser transactions after the Closing Date, Seller shall promptly forward payment directly to Purchaser.
     3.3. Transition Services.
     The parties have agreed to cooperate in transitioning the Business and consummating the sale as set forth in Exhibit 3.3 (the “Transition Services”), pursuant to which (a) Seller Parent will provide bookkeeping and IT related services to support Purchaser’s operation of the Business for a period (the “Transition Period”) ending on the earlier of (i) three (3) days after Purchaser gives notice of termination and (ii) sixty (60) days after the Closing, for a fee as set forth in such Exhibit, and (b) Purchaser, at the option of Seller or Seller Parent, will perform pick, pack, ship and return processing services for Crave Entertainment relating to its Canadian customers at a fee as set forth in Exhibit 3.3 (HDL-CND’s fully absorbed cost plus 10% (pick, pack and freight)), in each case, with 30 day payment terms for a period not to exceed six (6) months following the Closing. Notwithstanding anything in Exhibit 3.3 or this Agreement neither Seller nor Seller Parent shall be required to hire or otherwise retain any employees to the extent that personnel voluntarily leave their employment or are terminated for cause, but, during the period commencing on the Effective Date and terminating upon the expiration of the Transition Period, neither Seller nor Seller Parent will terminate any personnel employed in providing the Transition Services without Purchaser’s consent, except for cause.
     3.4. Third Party Consents.
     At no expense to the Purchaser, the Seller will:
          (a) use reasonable efforts to obtain the consent of the landlord under the Lease to the assignment of the Lease to the Purchaser, such consent to be in the form attached hereto as Exhibit 3.4.
          (b) obtain the consent of Silver Point Finance, LLC under the lending agreement between Seller and Silver Point Finance, LLC dated April 30, 2007; and

          (c) obtain the consent of General Electric Capital Corporation under the lending agreement between Seller and General Electric Capital Corporation dated April 30, 2007.
     3.5. Governmental Approvals.
          A. Investment Canada Act Approval
     (a) The following definitions apply to this Agreement:
          (i) “Investment Canada Act” means the Investment Canada Act, R.S.C. c.28 (1st Supp.); and
          (ii) “Investment Canada Act Approval” means the approval or deemed approval pursuant to the Investment Canada Act by the appropriate Minister.
          (b) The Purchaser shall use reasonable efforts to obtain Investment Canada Act Approval as soon as reasonably practicable, and will keep the Seller informed as to the status of its efforts to obtain such approval.
          (c) The Seller shall furnish to the Purchaser such information and assistance as the Purchaser may reasonably request in connection with its efforts to obtain Investment Canada Act Approval.
          B. PST and Other Clearance Certificates. The Seller shall provide on Closing a clearance certificate pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and if applicable any similar or corresponding provision under any other tax legislation applicable to Seller.
     3.6. Bulk Sales Act
          (a) Each of the Seller and the Purchaser shall do, or cause to be done, all such things and take, or cause to be taken, all such actions as may be required to comply with the Bulk Sales Act (Ontario) R.S.O. 1990, c B.14 (the “Bulk Sales Act”) and shall provide all such reasonable assurances as the other Party may reasonably request with respect to the other party’s compliance. Without limiting the generality of the foregoing, the Seller and the Purchaser shall make such filings as may be required or provide such further documents or instruments as may be reasonably desirable to comply with the Bulk Sales Act and effect the purpose of this Agreement and carry out its provisions.
          (b) Procedures.
          (i) Subject to the Seller’s compliance with Section 2.3(b), if applicable, Purchaser shall immediately after Closing pay, from the Purchase Price, all claims (in the amounts due to the applicable Trade Creditor (as defined below) as of the Closing Date) (“Creditor Claims”) of Seller’s unsecured trade creditors and secured trade creditors (collectively, the “Trade Creditors”) who are listed on the statement of trade creditors provided to the Purchaser by the Seller pursuant to the Bulk Sales Act, the form of which statement is attached hereto as Exhibit 3.6(b)(i), other than such creditors who have delivered a waiver of immediate payment in the form prescribed under the Bulk Sales Act. For greater certainty the Purchaser shall have no obligation hereunder to pay any amounts to any Trade Creditors that is in excess of the amount of the Creditor Claims listed on the statement of trade creditors.
          (ii) Purchaser shall make the payments contemplated in Section 3.6(b)(i) in accordance with the procedures set out in Exhibit 3.6(b)(ii).
          (iii) Within five (5) days after the Closing Date, the Purchaser shall file, pursuant to the Bulk Sales Act, an affidavit setting out the particulars of the sale, which shall, among other matters include as an exhibit thereto duplicate originals of the statement in Exhibit 3.6(b)(i) and any waivers of immediate payment provided by Trade Creditors.
     3.7. GST.
     The Purchaser and the Seller shall jointly elect, under subsection 167(l) of Part IX of the Excise Tax Act (Canada), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Purchaser and the Seller shall make such election(s) in prescribed form containing prescribed information and the Purchaser shall file such election(s) in compliance with the requirements of the applicable legislation.
     3.8. Income Tax Election.
     In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Purchaser and the Seller shall make and file, in a timely manner, a joint election to have the rules in subsection 20(24) of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provisional or territorial tax legislation, apply to the obligations of the Seller in respect of undertakings which arise from the operation of the Business, and to which paragraph 12(l)(a) of the Income Tax Act (Canada) applies. The Purchaser and the Seller acknowledge that the Seller is transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Seller.
     3.9. Delay in Closing.
     Provided that the Purchaser is not in default of its obligations hereunder, if the Closing has not occurred by September 2, 2008, Seller will not ship to its customers any holiday themed product during the month of September 2008 and Seller will provide Purchaser with reasonable access to the Seller’s customer orders, including by providing to the Purchaser item level detail stating the product title of all customer orders shipped during such month or any other reasonable information that Purchaser requests to ensure that Seller has not shipped, or is not shipping, any holiday themed products to the Seller’s customers during the month of September 2008. Notwithstanding the foregoing, Seller may ship the Faith Hill Christmas album to its customers on the release date for such album, provided that Seller agrees to limit its shipments to no more than [1,000] units during the month of September 2008.
4. Representations and Warranties of Seller and Seller Parent.
Seller and Seller Parent, jointly and severally, represent and warrant the following:
     4.1. Status of Seller and Seller Parent.
     Seller is an Ontario corporation, duly organized, validly existing, and in good standing under the laws of the Province of Ontario and is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Business. Exhibit 4.1 lists each foreign qualification of Seller. Seller Parent is a Michigan corporation, duly organized, validly existing and in good standing under the laws of Michigan. Seller Parent indirectly owns all of the issued and outstanding capital stock of Seller.
     4.2. Authority.
     Each of Seller and Seller Parent has the corporate power and authority, and is duly authorized, to enter into and carry out the transactions contemplated by this Agreement. When executed, this Agreement will be a legal, valid, and binding obligation of each of Seller and Seller Parent. The execution and delivery of this Agreement by Seller and Seller Parent and the consummation of the transactions described herein do not and will not (a) contravene the terms of Seller’s or Seller Parent’s respective articles of incorporation or bylaws; (b) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (i) any contract, mortgage, indenture or agreement to which Seller or Seller Parent is a party or affecting Seller or Seller Parent or their respective assets (subject to the receipt of necessary consents, approvals, procedures and releases described in Sections 3.4 (Third Party Consents), 3.5 (Governmental Approvals), 3.6 (Bulk Sales Act) and 7.2(a) (lender lien releases)) or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Seller or Seller Parent or their respective property is subject; or (c) violate any law.
     4.3. Title to Purchased Assets.
     At Closing, Seller will transfer to Purchaser good title to the Purchased Assets, including the leasehold estates described in the Lease and the rights under the Equipment Leases, subject to no mortgage, pledge, lien, encumbrance, security interest, or charge, except liens that will be released upon payment of the Purchase Price as described in Section 7.2(a) and Creditor Claims that will be released pursuant to the procedures set forth in Section 3.6 (Bulk Sales Act) and for which the Purchaser will have no liability. The Purchased Assets constitute all the material assets and rights used in the conduct of the Business, except for the Excluded Assets and rights which will be provided to Buyer by Seller Parent pursuant to the Transition Services.

     4.4. Litigation.
     There are no actions, suits, or proceedings pending or, to Seller’s knowledge, threatened against Seller, before any court, administrative agency, or other body which will become a liability or obligation of Purchaser or Merchandisers; and no judgment, order, writ, injunction, decree, or other similar command of any court or governmental agency has been entered against or served upon Seller which will become a liability or obligation of Purchaser or Merchandisers.
     4.5. Insolvency Proceedings.
     Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy and Insolvency Act or any other insolvency or debtor’s relief act, whether provincial or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property. As of the execution of this agreement, to the knowledge of Seller, the realizable value of Seller’s assets exceeds its liabilities.
     4.6. No Violation or Breach.
     The performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of the conditions or restrictions in effect for financing pursuant to any loan documents, whether any such loan is secured or unsecured (subject to the receipt of necessary consents, approvals, procedures and releases, and the making of the payments described in Sections 3.4 (Third Party Consents), 3.5 (Governmental Approvals), 3.6 (Bulk Sales Act) and 7.2(a) (lender lien releases)), or any other agreement to which Seller is a party or to which either the Purchased Assets is subject.
     4.7. Broker’s or Finder’s Fees.
     No agent, broker, investment banker, person, or firm acting on behalf of Seller or Seller Parent is or will be entitled to any broker’s or finder’s fees or any other commission or similar fee directly or indirectly for which the Purchaser or Merchandisers will have any liability in connection with the sale of the Purchased Assets contemplated hereby.
     4.8. Taxes.
     Except as set out on Exhibit, neither Seller nor Seller Parent has liability for Taxes which is or could become a lien on any of the Purchased Assets or a liability of Purchaser or Merchandisers. Each of Seller and Seller Parent has timely filed all Tax Returns with respect to such Taxes that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. For purposes of this Agreement, “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues and other charges of any nature, including interest additions to tax and penalties applicable thereto, imposed or collected by any governmental authority, whether disputed or not, including Canadian and US federal, provincial, territorial, municipal and local, foreign and other income, franchise, gross receipts, capital, capital gains, real property, personal property, withholding, payroll, health, employee health, transfer, goods and services and other value added, sales, use, consumption, land transfer, ad valorem, excise, customs, anti-

dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada and Quebec pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges of any kind for which the Seller or Seller Parent may have any liability imposed by any governmental authority and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and “Tax Return” includes returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes.
          (a) No failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in any lien or encumbrance on the Purchased Assets or become a liability or obligation of Purchaser or Merchandisers.
          (b) Except as set forth in Exhibit 4.8, there are no proceedings, investigations, audits or claims pending or threatened against the Seller in respect of any Taxes. There are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in a lien or encumbrance on the Purchased Assets or become a liability or obligation of Purchaser or Merchandisers.
          (c) The Seller has duly and timely withheld all Taxes, and other amount required by law to be withheld by it (including taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of or for the benefit of any person, including any employees, officers, or directors and any non-resident person, including but not limited to Seller Parent) and has duly and timely remitted to the appropriate governmental authority such Taxes and other amounts required by law to be remitted by it.
          (d) The Seller has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by law to be collected by it and has duly and timely remitted to the appropriate governmental authority any such amounts required by law to be remitted by it.
     4.9. Competition Act
     Seller, together with its affiliates, as such term is defined in the Competition Act, (i) do not have assets in Canada that exceed CDN$50 million in aggregate value, determined as of such time and in such manner as is required under the Competition Act and its regulations in connection with this transaction, and (ii) do not have gross revenues from sales in, from or into Canada, determined for such annual period and in such manner as is required under the Competition Act and its regulations in connection with this transaction, that exceed CDN$170 million.

     4.10. Canadian Seller
     Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).
     4.11. Financial Statements.
     Seller and Seller Parent have supplied to Buyer the unaudited balance sheet and income statement (a) as of and for the fiscal year ended April 30, 2008 (the “Most Recent Fiscal Year End”), and (b) as of and for each of the months ending May 31, 2008 and June 30, 2008 (which June statement shall be in draft form), which, in the case of both (a) and (b), include the financial results of the Business only (collectively (a) and (b), the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted US accounting principles applied on a consistent basis with prior periods, present fairly the assets and liabilities of Seller as of the Most Recent Fiscal Year End and the revenues and expenses for such period, and are consistent with the books and records of Seller.
     4.12. Subsequent Events.
     Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of Seller or the Business. Without limiting the generality of the foregoing, since that date:
          (a) Seller has not sold, leased, transferred, or assigned any assets, tangible or intangible, outside the ordinary course of business;
          (b) Other than the inventory purchases described in Exhibit 3.6(b)(ii), Seller has not entered into any agreement, contract, lease, or license outside the ordinary course of business;
          (c) Seller has not accelerated, terminated, made material modifications to, or canceled any agreement, contract, lease, or license involving more than $50,000 to which Seller is a party;
          (d) Seller has not imposed any lien or encumbrance upon any of its assets, tangible or intangible;
          (e) Seller has not made any capital expenditures outside the ordinary course of business;
          (f) Seller has not granted any license or sublicense of any material rights under or with respect to any intellectual property;
          (g) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties;
          (h) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (i) Seller has not granted any increase in the base compensation of any of its employees outside the ordinary course of business and a listing, by employee and amount, of all such increases within the ordinary course of Business has been provided to Buyer;
          (j) Seller has not made any other material change in employment terms for any of its employees outside the ordinary course of business;
          (k) Seller has not unreasonably delayed the payment of any liability, including but not limited to, any supplier payables, and except as contemplated by Section 3.6 and in compliance with the Bulk Sales Act, has not accelerated the payment of any liability, and has continued to pay all such liabilities in the ordinary course of business;
          (l) Seller has not granted to any customer any extension of time for the payment of any accounts receivable; and
          (m) Seller has not made any purchase commitments for merchandise or other products in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then market price or upon terms and conditions more onerous than those usual and customary for Seller, or made any change in the Seller’s selling, pricing, advertising or personnel practices inconsistent with its prior practices.
     4.13. Undisclosed Liabilities.
     To the knowledge of Seller and Seller Parent, Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability), except for (i) liabilities set forth on the face of the Financial Statements and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the ordinary course of business and (iii) liabilities that are not of a material nature or amount and (iv) liabilities which may arise pursuant to the provision of the Transition Services and (v) potential liabilities set out in Exhibit 4.8, which liabilities, will not, in the case of each of (i) — (v), become the liability or obligation of Purchaser or Merchandisers.
     4.14. Leased Real Property.
     With respect to the Lease:
     (a) the Lease is legal, valid, binding, enforceable, and in full force and effect in all material respects in accordance with its terms and will be in full force and effect in all material respects in accordance with its terms immediately following the Closing;
     (b) no party to the Lease is in material breach or default, and, to the knowledge of the Seller and Seller Parent, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
     (c) no party to the Lease has repudiated any material provision thereof;

     (d) there are no material disputes, oral agreements, or forbearance programs in effect as to the Lease;
     (e) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and
     (f) other than to the extent that same would not materially affect the Business or the premises, to the knowledge of Seller and Seller Parent, all facilities leased or subleased thereunder have been operated and maintained under the Lease in accordance with applicable laws, rules, and regulations in all material respects and neither the Seller, nor to the knowledge of the Seller and Seller Parent the landlord under the Lease, has received any notice of any violation of applicable law with respect to such facilities or the operation thereof or any failure on the part of the landlord or the Seller to obtain any required approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof.
     4.15. Tangible Assets.
     The Equipment is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).
     4.16. Inventories.
     Other than (a) the inventory or product belonging to Crave Entertainment held by Seller for the purposes of performing pick, pack, ship and return processing services for Crave Entertainment’s Canadian customers and (b) any inventory or product belonging to Zellers that is held by Seller, Seller is not in possession of any inventory not owned by Seller, including goods already sold. Inventories now on hand were purchased in the ordinary course of business in reasonable quantities at a cost not exceeding market prices prevailing at the time of purchase. All of Seller’s Inventory is clean and saleable in the ordinary course of business, and except as disclosed on Exhibit 4.16 is returnable for full credit in the ordinary course of business to the supplier from which such Inventory was acquired.
     4.17. Contracts.
     Other than the agreements required to provide the Transition Services, the Equipment Leases and the Contracts constitute all of the material contracts, whether written or oral, to which Seller is a party that are necessary or desirable for the operation of the Business in the manner in which the Business has been operated by Seller. Seller has provided Buyer with true, correct and complete copies of all written Equipment Leases and Contracts and written summaries of all other Equipment Leases and Contracts. Each of the Equipment Leases and the Contracts is legal, valid, binding, enforceable, and in full force and effect in all material respects; (y) neither Seller nor, to the knowledge of Seller or Seller Parent, any other party is in material breach or default, and, to the knowledge of the Seller or Seller Parent, no event has occurred prior to Closing which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Equipment Lease or Contract; and (z) neither Seller nor, to the knowledge of Seller or Seller Parent, any other party has repudiated any material provision of such Equipment Lease or Contract.
     4.18. Insurance.
     Seller maintains and has maintained for the preceding three years insurance policies (including, as applicable, policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) appropriate to the size and nature of the Business. With respect to each such insurance policy, the policy is, or was at the time of its effective date of coverage, legal, valid, binding, enforceable, and in full force and effect in all material respects. Seller’s general liability and automobile liability insurance policies carry deductibles of CDN$150,000 and CDN$250,000 respectively, and such policies are subject to retrospective adjustments of premium or rating. With the exception of physical damage to leased motor vehicles, Seller has not elected to self-insure any identified risks for which Seller could obtain insurance in the ordinary course of business.
     4.19. Employees.
          (a) Exhibit 4.19(a) sets forth a complete list of all current employees of the Seller, together with their titles, dates of hire and material terms of employment, including current wages, salaries or hourly rate of pay, and most recent bonus payments paid to each such employee, the date upon which such wage, salary, rate or bonus became effective and the terms and conditions of any bonus program for such employee. Exhibit 4.19(a) will be updated not earlier than three (3) days prior to the Closing Date. Except as disclosed, no employee is on short or long-term disability leave or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar worker’s compensation legislation in other provinces.
          (b) Except for those written employment contracts with salaried employees identified in Schedule 4.19(b), there are no written contracts of employment entered into with any employees or any oral contracts of employment which require the payment of severance not otherwise required by law or which cannot be terminated on the giving of reasonable notice in accordance with applicable law. No employee is entitled to any payment or other entitlement as a result of the transactions contemplated under this Agreement, including without limitation severance or change of control payments or entitlements.
          (c) The Business has been and is being operated in full compliance with all material laws relating to employees, including without limitation employment standards, occupational health and safety, human rights, labour relations, pay equity, and workplace safety and insurance. There have been no claims nor, to the knowledge of the Seller, are there any threatened complaints under such laws against the Seller in respect of the Business which would, if successful, have a material adverse effect on the Business. To the knowledge of the Seller, nothing has occurred which would lead to a material claim or complaint against the Seller under any such laws. There are no outstanding decisions or settlements or pending settlements which place any obligation upon the Seller to do or refrain from doing any act in connection with the Business. There are no investigations against the Seller or the Business under any laws relating to employees.

          (d) All current assessments under the Workplace Safety and Insurance Act (Ontario), or similar legislation in other provinces, in relation to the Business have been paid or accrued by the Seller and the Business has not been and is not subject to any special or penalty assessment under such legislation which has not been paid.
          (e) The Seller is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any employees or any dependent contractors of the Business. In this Section 4.19 “dependent contractor” means a person, whether or not employed under a contract of employment, and whether or not furnishing tools, vehicles, equipment, machinery, material, or any other thing owned by the dependent contractor, who performs work or services for another person for compensation or reward on such terms and conditions that the dependent contractor is in a position of economic dependence upon, and under an obligation to perform duties for, that person more closely resembling the relationship of an employee than that of an independent contractor.
          (f) There are no outstanding or, to the knowledge of the Seller, threatened labour board proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for employees or dependent contractors of the Seller in respect of the Business, and there have not been any such proceedings within the last two years.
          (g) To the knowledge of the Seller, there are no threatened or apparent union organizing activities involving any employees or dependent contractors used in the Business.
          (h) To the knowledge of the Seller, Seller does not have any serious labour problems that it reasonably believes will materially affect the value of the Business or lead to an interruption of the operations at any location.
     4.20. Pension and benefits.
     The following definitions are used throughout this Agreement:
“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which the Seller is a party or bound or in which the employees participate or under which the Seller has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of the employees or former employees of the Business, directors or officers of the Seller, individuals working on contract with the Seller relating to the Business, or other individuals providing services to the Seller relating to the Business of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).
“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;
“Incurred” means, in relation to Claims in respect of any Benefit Plan, the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, is the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, is the date that the period of short-term or long-term disability commenced; (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, is the date of the treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled.
“Multi-Employer Plans” means Benefit Plans to which the Seller is required to contribute pursuant to a collective agreement or participation agreement and which are not maintained or administered by the Seller or its affiliates.
“Statutory Plans” means statutory benefit plans which the Seller is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.
          (a) Exhibit 4.20(a) sets forth a complete list of the Benefit Plans. None of the Benefit Plans are Multi-Employer Plans.
          (b) Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, descriptions of how the Benefit Plans are funded, all booklets and communications of a general nature provided to employees concerning the Benefit Plans, all other material documents related to the Benefit Plans, and, without limiting the generality of the foregoing, all trust agreements and participation agreements related to the Benefit Plans, have been delivered or made available to the Purchaser.
          (c) Except as disclosed in Exhibit 4.20(c), the Seller has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional program which if it currently existed would constitute a Benefit Plan, or to improve or change the benefits provided under any existing Benefit Plan.
          (d) Each of the Benefit Plans (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with its terms and complies in form and in operation with the applicable laws.
          (e) Seller does not maintain, contribute to or have any obligation to contribute to, or have any liability or potential liability with respect to any Benefit Plan providing post-retirement or post-termination medical, health, or life insurance or other welfare-type benefits for directors, officers or employees of Seller (or any spouse or other dependent thereof).

     4.21. Customers and Suppliers.
     Exhibit 4.21A contains a summary of the terms and conditions of sale for each of the top 8 customers of Seller during the Most Recent Fiscal Year. None of such customers has notified Seller of any proposed change in such terms and conditions or any reduction in the anticipated level of business with Seller. To the knowledge of Seller or Seller Parent, none of such customers has entered into agreements or expressed any intention to enter into agreements with other suppliers for the goods sold by Seller or expressed any intention not to do business with the Purchaser. Exhibit 4.21B contains a summary of the terms and conditions of purchase for each of the top 10 suppliers of Seller during the Most Recent Fiscal Year. None of such suppliers has notified Seller of any material proposed change in such terms and conditions or any reduction in the anticipated level of business with Seller. To the knowledge of Seller or Seller Parent, none of such suppliers has expressed any intention not to do business with the Purchaser.
5. Representations and Warranties of Purchaser and Merchandisers.
Purchaser and Merchandisers, jointly and severally, represent and warrant the following:
     5.1. Status of Purchaser.
     Purchaser is Delaware corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merchandisers is a Texas limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.
     5.2. Authority.
     Each of Purchaser and Merchandisers has the corporate or partnership power and authority, and is duly authorized, to enter into and carry out the transactions contemplated by this Agreement. When executed, this Agreement will be a legal, valid, and binding obligation of each of Purchaser and Merchandisers.
     5.3. Investment Evaluation.
     Purchaser has sufficient knowledge and expertise to evaluate the merits and risks of the purchase of the Business.
     5.4. Litigation.
     There are no actions, suits, or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, before any court, administrative agency, or other body; and no judgment, order, writ, injunction, decree, or other similar command of any court or governmental agency has been entered against or served upon Purchaser relating to this Agreement and/or the transactions contemplated by this Agreement.
     5.5. Broker’s or Finder’s Fees.
     No agent, broker, investment banker, person, or firm acting on behalf of Purchaser is or will be entitled to any broker’s or finder’s fees or any other commission or similar fee directly or indirectly which will become a liability of Seller or Seller Parent in connection with the sale of the Purchased Assets contemplated by this Agreement.
     5.6. Competition Act.
     Purchaser, together with its affiliates, as such term is defined in the Competition Act, (i) do not, prior to the Closing, have assets in Canada, determined as of such time and in such manner as is required under the Competition Act and its regulations in connection with this transaction, and (ii) do not have gross revenues from sales in, from or into Canada, determined for such annual period and in such manner as is required under the Competition Act and its regulations in connection with this transaction, that exceed US $5,000,000.
     5.7. Goods and Services Tax and Harmonized Sales Tax Registration.
     The Purchaser will, prior to Closing, be duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.
6. Conditions Precedent to Obligations of Purchaser at Closing.
Purchaser’s obligation to close the sale of the Purchased Assets is subject to the satisfaction at or prior to the Closing of the following conditions:
     6.1. Accuracy of Representations and Warranties.
     The representations and warranties of Seller and Seller Parent contained in this Agreement shall be true and correct in all material respects with the same effect as if made at and as of the Closing.
     6.2. Seller’s Performance.
     Seller shall have performed or complied with, in all respects, all of its obligations, covenants, and agreements under this Agreement and the Purchaser shall have received the certificate of an authorized officer of Seller confirming such performance and the satisfaction of the condition set forth in Section 6.1 above.
     6.3. No Proceedings.
     No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against any of the parties hereto which (a), if decided adversely to any such party, may have in the reasonable judgment of Purchaser a material adverse effect on the Business or the transactions contemplated hereby or (b) seeks to restrain or questions the validity or legality of the transactions contemplated hereby. No law or court order shall have been enacted, entered, promulgated or enforced by any governmental body having jurisdiction over any of the parties hereto, the Purchased Assets or the Business that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

     6.4. Closing Deliveries.
     Purchaser shall have received the following:
     (a) An executed Bill of Sale and Assignment and Assumption in substantially the form attached hereto as Exhibit 6.4(a).
     (b) The certificate described in Section 6.2 above.
     (c) Such other documents as Purchaser may reasonably request which are not inconsistent with the provisions of this Agreement.
     (d) The joint election pursuant to Section 167 of the Excise Tax Act filed pursuant to Section 3.7 of this Agreement.
     (e) A release of liens on the Purchased Assets, including the Inventory and the Equipment, from all applicable lenders that will be effective on or before the Closing Date.
     (f) Consents and approvals pursuant to Sections 3.4 (Third Party Consents) and 3.5 (Governmental Approvals), including evidence of compliance with section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable tax legislation.
     (g) Certified copies of resolutions of the directors and shareholders of Seller and the directors of Seller Parent authorizing the transaction contemplated herein.
     (h) The updated calculation of Net Book Value as contemplated in Section 12(b).
     (i) The updated employee data described in Section 4.19.
     6.5. Bulk Sales and Retail Sales Tax Compliance
     The Purchaser shall have received evidence reasonably satisfactory to it that, in respect of the purchase and sale of the Purchased Assets under the Agreement, the Seller has complied with the requirements of (a) the Bulk Sales Act and any other applicable bulk sales legislation and (b) section 6 of the Retail Sales Tax Act (Ontario) and any similar or corresponding provision under any other applicable tax legislation.
     6.6. WSIB Certificate
     The Purchaser shall have received a purchase certificate under the Workplace Safety and Insurance Act (Ontario) and similar workers compensation legislation in other provinces in respect of the Seller’s employees.

7. Conditions Precedent to Obligations of Seller at Closing.
Unless waived in writing by Seller, Seller’s obligation to close the sale of the Purchased Assets is subject to the satisfaction at or prior to the Closing of the following conditions:
     7.1. Accuracy of Representations and Warranties.
     The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing.
     7.2. Closing Deliveries.
     Seller shall have received the following:
     (a) A release of liens on the Purchased Assets, including the Inventory and the Equipment, from all applicable lenders that will be effective on or before the Closing Date.
     (b) Consents and approvals pursuant to Sections 3.4 (Third Party Consents) and 3.5 (Governmental Approvals) and the consent of Silverpoint and GE Capital.
     (c) The Closing Payment.
     (d) An executed Bill of Sale and Assignment and Assumption in substantially the form attached hereto as Exhibit 6.4(a).
     (e) The joint election pursuant to Section 167 of the Excise Tax Act filed pursuant to Section 3.7 of this Agreement.
     (f) Such other documents as Seller may reasonably request which are not inconsistent with the provisions of this Agreement.
8. Termination.
This Agreement may be terminated at any time prior to the Closing Date (a) by written agreement signed by both Seller and Purchaser, or (b) by either Seller or Purchaser by written notice to the other party if the Closing shall not have been consummated by October 1, 2008, unless such date shall be extended by the mutual written consent of Seller and Purchaser, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of the Closing.
9. Indemnification.
     9.1. By the Seller Parties.
     To the extent provided in this Section 9, the Seller and the Seller Parent (the “Seller Parties”), jointly and severally, shall indemnify and hold Purchaser and Merchandisers, and their respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, and affiliates (each, an “Indemnified Purchaser Party”) harmless from and against:
          (a) any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Purchaser Party in connection therewith) (collectively, “Damages”) that such Indemnified Purchaser Party may sustain, suffer or incur and that result from, arise out of or relate to:
          (i) any inaccuracy of any representation or warranty of the Seller Parties in this Agreement, the agreements, assignments and other documents delivered in accordance with the terms or conditions hereof (the “Transaction Documents”), or any certificate or other writing delivered by or on behalf of any Seller Party in connection herewith or therewith;
          (ii) any non-fulfillment of any covenant or agreement on the part of any Seller Party set forth in this Agreement or any Transaction Document;
          (iii) any Excluded Obligations;
          (iv) any liability of Seller involving Taxes due and payable by, or imposed with respect to the Business, the Purchased Assets, or other properties or operations of Seller for any and all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable) other than the Purchaser’s fifty percent (50%) share of those transfer fees and taxes referred to in Section 2.4(b);
          (v) other than with respect to any Transferred Employee, any liability arising out of or related to the actual or constructive termination of any employee by Seller;
          (vi) any liability of Seller involving any Excluded Asset;
          (vii) other than with respect to any Assumed Obligations, any action or inaction prior to the Closing Date of any of the Seller Parties or of any director, officer, employee, agent, or representative of the Seller or of any affiliate of Seller; and
          (viii) any liability arising out of or related to the failure to obtain consent to the assignment of any Contract.
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1.
     9.2. By the Purchaser Parties.
     To the extent provided in this Section 9, the Purchaser and Merchandisers (the “Purchaser Parties”), jointly and severally, shall indemnify and hold Seller, and its successors and assigns, and its officers, directors, employees, stockholders, agents, and affiliates (each, an “Indemnified Seller Party”) harmless from and against:
          (a) any Damages (provided that for the purposes of this Section 9.2, the reference to Indemnified Purchaser Party in the definition of Damages shall mean the Indemnified Seller Party) that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to:
          (i) any inaccuracy of any representation or warranty of the Purchaser Parties in this Agreement or the Transaction Documents;
          (ii) any non-fulfillment of any covenant or agreement on the part of any Purchaser Party set forth in this Agreement or any Transaction Document;
          (iii) any liability arising out of or related to the actual or constructive termination by Purchaser of any Transferred Employee who has accepted employment with Purchaser;
          (iv) any Assumed Obligations during the period post Closing;
          (v) the operation of the Business or with respect to the Purchased Assets during the period post Closing; and
          (vi) the failure of Purchaser to pay (A) the Creditor Claims, as they may be adjusted as of the Closing Date, or (B) the Purchaser’s fifty percent (50%) share of those transfer fees and taxes referred to in Section 2.4(b), in each case, in accordance with this Agreement,
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.
     9.3. Procedure for Claims.
          (a) An Indemnified Purchaser Party or Indemnified Seller Party, as the case may be, that desires to seek indemnification under any part of this Section 9 (the “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim (the “Indemnification Claim”) and the parties known to be involved, and shall specify the amount thereof or a good faith estimate thereof. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. A failure to give timely notice as provided in this Section 9.3 shall not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.
          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay the amount of the Damages (as determined pursuant to this Section 9.3(b)) to such Indemnified Party within 30 days of: (i) the Indemnitor and the Indemnified Party agreeing to the amount of such Damage payable by the Indemnitor; or (ii) a decision, by a governmental authority from which no appeal lies or in respect of which all appeal rights have been exhausted and all time periods for appeal have expired without appeals having been taken, that the Indemnitor is liable for the amount of Damages.
          (c) If there shall be a dispute as to the amount or manner of indemnification under this Section 9, the Indemnified Party may pursue whatever legal remedies may be available for recovery of all Damages claimed from any Indemnitor. All amounts to be paid by an Indemnitor pursuant to this Section 9 shall bear interest at the rate set forth in Section 9.7(c) below from the date that the Indemnified Party disbursed funds, suffered damages or loss or incurred a loss, liability or expense in respect of Damages for which the Indemnitor is liable to make payment pursuant to this Section 9, to the date of payment by the Indemnitor to the Indemnified Party.
     9.4. Claims Period. Any claim for indemnification under this Section 9 shall be made by giving a Claim Notice under Section 9.3 on or before the applicable “Expiration Date” specified below in this Section 9.4, or the claim shall be invalid. “Expiration Date” means the first anniversary date of the Closing with respect to all claims for Damages under Section 9.1(a) or 9.2(a) except for claims for damages arising as a result of a breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.8, 5.1 and 5.2 as to which the Expiration Date shall be sixty (60) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, after giving effect to any waiver or extension thereof and for greater certainty in respect of the representations and warranties set forth in Section 4.8, and any other representation or warranty in this Agreement, relating to Taxes, shall be sixty (60) days after the relevant governmental authorities shall no longer be entitled to assess or reassess liability for Taxes against the Seller or the Purchaser for that particular period, having regard, without limitation, to any waivers given by the Seller or Purchaser in respect of any taxation year or period..
     9.5. Third Party Claims.
     An Indemnified Party that desires to seek indemnification under any part of this Section 9 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, at its own expense participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense or settlement of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 9.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 9, except to the extent that an Indemnitor shall have been materially harmed by such failure.
     9.6. Supplier/Creditor Claims.
     If any supplier or creditor of Seller makes a claim against Purchaser for amounts regarding the liability of Seller to such supplier or creditor, Purchaser will give Seller prompt notice of such supplier or creditor claim, and Purchaser and Seller will cooperate to resolve such claim.
     9.7. Hold Back.
          (a) The Purchaser shall have the right to offset any amount payable by Seller to the Purchaser as determined pursuant to Section 9.3(b) against the Hold Back.
          (b) The Purchaser shall:
          (i) six (6) months after the Closing Date, pay to Seller the amount of the balance of the Hold Back exceeding US$250,000 plus interest; and
          (ii) twelve (12) months after the Closing Date, pay to the Seller the amount of the balance of the Hold Back plus interest, provided that, in each case if there are any outstanding unpaid Indemnification Claims at the time of such required payment, Purchaser shall have the right to retain, in addition to the remaining permitted amount of the Hold Back held as of such time, funds equal to the aggregate amount (being the aggregate amounts set out in the applicable Claim Notices) of such outstanding unpaid Indemnification Claims (plus interest) and shall disburse any excess amounts (plus interest) withheld promptly following the disposition of such Indemnification Claims. All interest amounts payable under this Section 9.7(b) shall be calculated at the rate set out in Section 9.7(c).
          (c) Commencing on the Closing Date, the Hold Back shall accrue interest for the account of the Seller at a rate equal to the three month London Interbank Offered Rate (LIBOR) plus one percent (1%) in effect on the Closing Date, which interest rate shall be reset each 90 days thereafter based on the LIBOR announced on such 90th day.
10. Confidentiality.
     The Purchaser Parties acknowledge that, pursuant to either of their inspections of Seller’s books, records, and other documents and materials in contemplation of the acquisition of the Purchased Assets, the Purchaser Parties may have become privy to confidential information of Seller or Seller Parent, and that communication of such confidential information to third parties (whether or not such communicated information is authorized by Purchaser) could injure Seller’s or Seller Parent’s continuing business. The Purchaser Parties agree to take reasonable steps to ensure that such information about Seller or Seller Parent, obtained by either of the Purchaser

Parties, shall remain confidential and shall not be disclosed or revealed to outside sources, and further agree not to solicit any customers of Seller or Seller Parent disclosed from such confidential information unless and until the Closing occurs. As used in this Agreement, “confidential information” includes information ordinarily known only to Seller’s or Seller Parent’s personnel, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such by Seller or Seller Parent. Seller and Seller Parent will maintain the confidentiality of all confidential information relating to the Purchased Assets and Seller’s Business, except as may be required by law (including but not limited to disclosure required by securities laws) and as may be required by Seller’s or Seller Parent’s lenders. This Section 10 shall survive Closing.
11. Notices.
     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by overnight delivery service or mailed, first-class postage prepaid, to Seller, at Seller Parent’s address given in the Preamble to this Agreement, or to Purchaser, at Purchaser’s address given in the Preamble this Agreement, or to any other address that Purchaser or Seller shall designate in writing. In the case of Purchaser, a copy of each such notice (which copy shall not constitute notice) shall also be delivered to Timothy K. Corley, at 2815 Darby Drive, Florence, AL 35630.
12. Exhibits.
     (a) Preliminary Exhibits have been attached to this Agreement as of the date of this Agreement.
     (b) Seller shall provide an updated Exhibit 2.1 (Net Book Value of Purchased Assets) not less than three (3) business days prior to the scheduled Closing Date which shall be updated after the final inventory set out in Section 2.1.
     (c) Seller may provide an updated Exhibit 1.1(e) (Equipment Leases) or Exhibit 1.1(e) (Contracts) at any time prior to the Closing Date with Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.
     (d) Any other Exhibit may be added, modified, or deleted upon the mutual agreement of Seller and Purchaser.
13. Miscellaneous.
     (a) Amendment. This Agreement shall not be amended, altered, or terminated except by a writing executed by the parties.
     (b) Choice of Law. This Agreement shall be governed by the laws of the Province of Ontario, and the federal laws of Canada applicable therein, but without regard to its conflict of laws principles.

     (c) Entire Agreement. This Agreement (together with the documents to be delivered at the Closing) sets forth the entire understanding of the parties, and shall supersede any oral or written agreements relating to this subject matter entered into by the parties before the date of this Agreement.
     (d) Waiver. The waiver by any party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement. No waiver shall be implied. A waiver shall be valid only if in writing and signed by the party against whom the waiver is being asserted
     (e) Binding Effect. This Agreement, inclusive of its terms and provisions, shall survive the Closing and shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the parties.
     (f) Construction of Agreement. Each party and its respective legal counsel has reviewed and revised this Agreement and has had equal opportunity for input into this Agreement. Neither party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one party than the other; rather, questions of interpretation shall be construed equally as to each party.
     (g) Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement. The parties agree that signatures on this Agreement, as well as any other documents to be executed under this Agreement, may be delivered by facsimile or other electronic means in lieu of an original signature, and the parties agree to treat facsimile or other electronic signatures as original signatures and agree to be bound by this provision.
     (h) Currency. Unless otherwise specified, all references to money amounts are to lawful currency of Canada.
     (i) Headings. Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
     (j) Statutory references. A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.
     (k) Time. Time is of the essence in the performance of the Parties’ respective obligations.
     (l) Further Assurances. The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.
     (m) Knowledge. Any reference to the knowledge of a party means:
          (i) with respect to the Seller or Seller Parent, to the best of the knowledge, information and belief of Ned Talmey, Rozanne Kokko and Albert Koch after reasonable investigation, and
          (ii) with respect to the Purchaser or Merchandisers, to the best of the knowledge, information and belief of Bill Lardie, Chuck Taylor and Jay Maier, after reasonable investigation.
[Signature Page Follows]

     The parties have executed this Agreement to be effective as of the Effective Date first set forth above:

SELLER PARENT: Handleman Company	SELLER: Handleman Company of Canada Limited
By:	By:

Its:	Its:

MERCHANDISERS: Anderson Merchandisers, L.P. By: Ander-Merch of Texas, Inc. General Partner	PURCHASER: Anderson Merchandisers-Canada, Inc.
By:	By:

Its:	Its:

EXHIBITS
to
Asset Purchase Agreement

Exhibit 1.1(c)	Equipment Leases
Exhibit 1.1(e)	Contracts
Exhibit 1.2(F)	List of Excluded Field Sales Equipment
Exhibit 2.1	Net Book Value of Purchased Assets
Exhibit 2.2	Purchase Price Allocation
Exhibit 3.3	Transition Services
Exhibit 3.4	Form of Consent to Assignment of the Lease
Exhibit 3.6(b)(i)	Form of Statement as to Seller’s Creditors
Exhibit 3.6(b)(ii)	Procedure for Payment of Creditor Claims
Exhibit 4.1	List of Foreign Jurisdictions
Exhibit 4.8	Tax Matters
Exhibit 4.16	Inventory Not Returnable for Full Credit
Exhibit 4.19(a)	List of Seller Employees
Exhibit 4.19(b)	List of Certain Employee Contracts
Exhibit 4.20(a)	List of Benefit Plans
Exhibit 4.20(c)	Changes to Benefit Plans
Exhibit 4.21A	Summary of Terms and Conditions of Sale for Top 10 Customers
Exhibit 4.21B	Summary of Terms and Conditions of Purchase for Top 10 Suppliers
Exhibit 6.4(a)	Form of Bill of Sale and Assignment and Assumption

EXHIBIT 1.1(C)
Equipment Leases
1.	PHH VEHICLE AGREEMENT
a.	PHH Maintenance Fuel Agreement

b.	PHH Lease
2.	Document Management Solutions: Month to month agreement for 2 Konica Minolta bizhub 600’s

3.	SA Cole: Month to month lease for:
a.	Raymond F45L Lift Truck

b.	Raymond 112TM-FRE60L Lift Truck

EXHIBIT 1.1(E)
List of Contracts:
Amazon.ca
Apple iPod
Hasbro
Learning Horizons
Maurice
Regent Sports
Wal-Mart Canada Corp.
Zellers — Music
Zellers — Picture Frames Department — Merchandising Services
Zellers — Book & Balloon Service

EXHIBIT 1.2(f)
List of Excluded Field Sales Equipment
See attached.

EXHIBIT 2.1
Net Book Value of Purchased Assets
See attached. This Exhibit will be updated prior to Closing.

EXHIBIT 2.2
Purchase Price Allocation
See attached.

EXHIBIT 3.3
Transition Services
See attached

EXHIBIT 3.4
Form of Consent to Assignment of the Lease
See attached

EXHIBIT 3.6(b)(i)
FORM 1
STATEMENT AS TO SELLER’S CREDITORS
Bulk Sales Act
(Section 4 (1))
Statement showing names and addresses of all unsecured trade creditors and secured trade creditors of Handleman Company of Canada Limited of the town of Richmond Hill, in the province of Ontario and the amount of the indebtedness or liability due, owing, payable or accruing due or to become due by the seller to each of them.
UNSECURED TRADE CREDITORS

Name of Creditor	Address	Amount
SECURED TRADE CREDITORS

Due or becoming due
on the date fixed
for the completion
Name of Creditor	Address	Amount	Nature of Security	of the sale
AFFIDAVIT
     I,<name>, of the <town/city etc.> of <municipality>, in the province of Ontario, make oath (or affirmation) and say:
1. That the foregoing statement is a true and correct statement
(a)	of the names and addresses of all the unsecured trade creditors of the said Handleman Company of Canada Limited and of the amount of the indebtedness or liability due, owing, payable or accruing due or to become due and payable by the said Handleman Company of Canada Limited to each of the said unsecured trade creditors; and

(b)	of the names and addresses of all the secured trade creditors of the said Handleman Company of Canada Limited and of the amount of the indebtedness or liability due, owing, payable or accruing due or to become due and payable by the said Handleman Company of Canada Limited to each of the said secured trade creditors, the nature of their security, and whether they are or in the event of sale will become due and payable on the date fixed for the completion of the sale.
(and, if the seller is a corporation)
2. That I am <insert title/office> of the Corporation, and have personal knowledge of the facts herein deposed to.

SWORN BEFORE ME at the of <*>, in	)
the Province of Ontario, this <*> day of	)
<*>, 2008.	)
)
)
)
Commissioner for taking affidavits	)	<insert name of affiant>
)

EXHIBIT 3.6(b)(ii)
Procedure for Payment of Creditor Claims
Note: The following process assumes that the Investment Canada Act Approval is obtained August 15, 2008 and the Closing date shall be September 2, 2008.

Action	Items

1)	Mail clearing cheques to all of the Seller’s vendors of product (“Vendors”)	23-Jul-08

2)	Sign this Agreement	25-Jul-08

3)	Send notice via mail to all Trade Creditors (including product, non-product) with activity over the last 18 months establishing August 15, 2008 as the “deadline” for claims to be raised.	25-Jul-08

4)	Stop all inventory returns to Vendors	1-Aug-08

5)	Obtain final statements from Vendors effective as of August 1, 2008.	5-Aug-08

6)	Reconcile and settle with all Vendors through August 1, 2008. Seller will provide Purchaser with copies of the August 1, 2008 settlement statements signed by the applicable Vendor	15-Aug-08

7)	Investment Canada Act Approval granted	15-Aug-08

8)	Suspend purchases from all Vendors other than (Dep, Direct source, Archambault, EMI, Madacy, Sony, Koch, UMGD, Warner Music (the “Top Majors”)	15-Aug-08

9)	Purchase September 2 “New Releases” from the applicable Vendors (September 9 titles to be received after the Closing Date)	18-Aug-08

10)	Suspend all purchases of inventory through the Closing Date	22-Aug-08

11)	Require employee expense reports to be submitted for period through August 30, 2008	22-Aug-08

12)	Reconcile and settle all applicable Vendor claims	27-Aug-08

13)	Prepare draft statement of trade creditors and related affidavit in the form set out in Exhibit 3.6(b)(i) (the “Bulk Sales Statement”)	28-Aug-08
* Product Vendor amounts will be based upon mutually agreed upon settlement statements
* non-product vendor amounts will be scheduled based upon Seller’s books and records
* Employee expenses, payroll and vacation will be scheduled as per the Seller’s books and records

14)	Deliver to Purchaser the Bulk Sales Statement as well as settlement statements from all Vendors.	2-Sept-08

15)	Purchaser and Seller will jointly administer and Seller will pay all Creditor Claims immediately on Closing and no later than 3 days after the Closing Date	5-Sept-08
* Purchaser will initiate wires for all Creditor Claims over $25K
* Purchaser will issue cashier cheques for all Creditor Claims up to and including $25K
* Seller will have a designated person on site at Purchaser’s to validate payment transactions

*   Purchaser will initiate a special payroll run at Closing to pay employees by September 5 for accrued wages and vacation through the Closing Date. Seller will obtain from ADP a document confirming that employee withholdings are funded

Action	Items
16)	Purchaser files its affidavit containing the Bulk Sales Statement and other statutorily required documents pursuant to the Bulk Sales Act with the applicable Canadian court	No later than 8-Sept-08

EXHIBIT 4.1
List of Foreign Jurisdictions
The Seller has Canadian extra-provincial registrations in the following jurisdictions:

Alberta	Reg. No: 2113312462 Reg. Date: Jun 19, 2007 Agent: Fasken Martineau DuMoulin LLP Alberta

British Columbia	Reg. No: A0071832 Reg. Date: Jul 18, 2007 Agent: Fasken Martineau DuMoulin LLP Vancouver

Manitoba	Reg. No: 5513627 Reg. Date: Jun 19, 2007 Agent: Bruce S. Thompson

New Brunswick	Reg. No: 632595 Reg. Date: Jun 22, 2007 Return Resp: FMD Agent: Clark Drummie (Saint John)

Quebec	Reg. No: 1164566797 Reg. Date: Jul 18, 2007 Agent: None

Saskatchewan	Reg. No: 101104467 Reg. Date: Jun 20, 2007 Agent: MacPherson, Leslie & Tyerman LLP - John A. Dipple, Aaron D. Runge and Donald K.

EXHIBIT 4.8
Tax Matters
The Seller has received a notice of a proposed reassessment from the Ontario Ministry of Revenue dated July 7, 2008 regarding a proposed Corporate Minimum Tax Reassessment of the Seller’s predecessor company, by amalgamation, Handleman Ontario Limited for the taxation periods ended January 9, 2002, April 27, 2002, May 3, 2003, May 1, 2004 and April 30, 2005 respecting interest income from Specialty Debt.

EXHIBIT 4.16
Inventory Not Returnable for Full Credit
The Inventory not returnable for full credit in the ordinary course of business to the supplier from which it was acquired is set out in the attached document.

EXHIBIT 4.19(A)
List of Seller Employees
See attached list of Seller employees.

EXHIBIT 4.19(B)
List of Certain Employee Contracts
There are no written employee contracts and no employee contracts which require the payment of severance not otherwise required by law or which cannot be terminated on the giving of reasonable notice in accordance with applicable law.

EXHIBIT 4.20(A)
1. List of Benefit Plans
Manulife — Medical, Short Term Disability, Vision
Alberta — Medical
British Columbia — Medical
Cigna — Dental
Minnesota Life — Life Insurance
Unum — Long Term Disability
Desjardin — New Canadian Retirement Plan
2. List of Incentive Plans
Annual Management Incentive Plan (see attached)
Key Employee Plan (see attached)

EXHIBIT 4.20(C)
Changes to Benefit Plans
1. Seller has formally planned, or has promised or committed to create the following additional benefit plans:
None
2. Seller has formally planned, or has promised or committed to make the following approvals or changes to the benefits provided under the following existing Benefit Plans:

Benefit Plan	Approval/Change
None	None

EXHIBIT 4.21A
Summary of Terms and Conditions of
Sale for Top 8 Customers
See attached

EXHIBIT 4.21B
Summary of Terms and Conditions of
Purchase for Top 10 Suppliers
See attached

EXHIBIT 6.4(A)
Form of Bill of Sale and
Assignment and Assumption
Bill of Sale and Assignment and Assumption
     Subject to and in accordance with the terms and conditions of the Asset Purchase Agreement dated as of July ___, 2008 (the “Purchase Agreement”) by and between Handleman Company of Canada Limited (“Seller”), Handleman Company, Andersen Merchandisers-Canada, Inc. (“Purchaser”) and Anderson Merchandisers, L.P., Seller hereby transfers and assigns to Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets.
As set forth in the Purchase Agreement, the Purchased Assets, including the Inventory and Equipment, is sold and transferred in an “as is” condition and on a “where is” basis, without any warranty or condition of merchantable quality or fitness for a particular purpose or any other warranty, guarantee, representation or condition, express or implied, or arising by statute or otherwise in law or in equity or from a course of dealing or usage of trade, except as otherwise expressly set forth in the Purchase Agreement.
     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement unless the context requires otherwise.
     IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be duly executed to be effective upon payment of the applicable portion of the Purchase Price as set forth above.

SELLER: Handleman Company of Canada Limited
By:
Its: